United States securities and exchange commission logo





                           February 17, 2023

       Frank Orzechowski
       Chief Financial Officer
       SIGMA ADDITIVE SOLUTIONS, INC.
       3900 Paseo del Sol
       Santa Fe, New Mexico 87507

                                                        Re: SIGMA ADDITIVE
SOLUTIONS, INC.
                                                            Registration
Statement on Form S-3
                                                            Filed February 10,
2023
                                                            File No. 333-269683

       Dear Frank Orzechowski:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sarah
Sidwell at 202-551-4733 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing